EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Chindex International, Inc.
Bethesda, Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated June 12, 2007, relating to the consolidated financial statements, the effectiveness of Chindex International, Inc.’s internal control over financial reporting, and schedule of Chindex International, Inc. appearing in the first Amendment to the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

            /s/ BDO Seidman LLP

Bethesda, Maryland

May 13, 2008